JOSHUA PEARCE, ESQ.
Licensed in Texas and Virginia

500 West 2nd Street, Suite 1900
Austin, TX 78701
josh@pearceshambach.com
o. 512.298.1330

October 24, 2022

OneDoor Studios Entertainment Properties LLC
c/o One Door Studios LLC
4320 Modoc Road, Suite F
Santa Barbara, CA 93110

Re:Post-Qualification Amendment to Offering Statement on Form 1-A

To Whom It May Concern:

Pearce Shambach, PLLC, a Texas professional limited liability company (the “Firm”), has acted as special counsel to OneDoor Studios Entertainment Properties LLC, a Delaware series limited liability company (the “Company”), in connection with the filing of a Post-Qualification Amendment to an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed issuance and sale by the Company (the “Offering”) of up to 62,575 Profits Units (the “Profits Units”) in OneDoor Studios Entertainment Properties LLC Series Calculated Sequels, a registered series of the Company (“SCS”), as more fully set forth in the Limited Liability Company Agreement of the Company dated as of March 18, 2022 (the “Company Agreement”), and the Series Agreement of SCS dated as of March 18, 2022 and amended as of April 1, 2022 (as amended, the “Series Agreement”). The Firm understands that the Profits Units will be sold as described in the Offering Statement and pursuant to a Profits Units Subscription Agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Profits Units (each a “Subscription Agreement”).

In connection with the Offering, the Firm has examined originals or copies, certified or otherwise identified to its satisfaction, of (i) the Certificate of Formation of the Company, (ii) the Company Agreement, (iii) the Establishment and Designation of SCS dated as of January 10, 2022, (iv) the Series Agreement, (v) SCS’s Certificate of Conversion of Protected Series to Registered Series, (vi) SCS’s Certificate of Registered Series of Limited Liability Company, and (vii) such other documents, instruments, and records as the Firm deemed necessary to enable it to render the opinions contained herein. The Firm has also relied upon certificates and other assurances of the officers and managers of the manager of the Company and others as to certain factual matters without having independently verified such factual matters. In addition, the Firm has reviewed the Offering Statement and form of Subscription Agreement as filed with the Commission. In its examination, the Firm has assumed the authenticity of all documents submitted to it as originals, the conformity with the originals of all documents submitted to it as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to it by the Company or its affiliates on which the Firm has relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons, and the due execution and delivery of all documents.

The Firm has assumed that (i) the statements of the Company contained in the Offering Statement are true and correct as to all factual matters stated therein, (ii) the Offering Statement will be and remain qualified under the Securities Act, and (iii) the Company will receive the required consideration for the issuance of such

Profits Units at or prior to the issuance thereof. The Firm has relied upon certificates of, and information received from, the Company and/or representatives of the Company when relevant facts were not otherwise independently established. The Firm has also relied on information obtained from public officials and other sources believed by it to be reliable as to other questions of fact. The Firm has made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company, and/or public officials, and the Firm does not opine as to the accuracy of such factual matters.

The member of the Firm involved in the preparation of this opinion is licensed to practice law in the states of Texas and Virginia, and the Firm does not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of those states, the federal law of the United States, and the Delaware Limited Liability Company Act (the “Delaware Act”). The Firm assumes no obligation to update or supplement its opinion to reflect any facts or circumstances that may hereafter come to its attention or changes in law that may hereafter occur.

The opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance, or similar laws affecting the rights of creditors generally and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity. The Firm is opining only as to the matters expressly set forth herein, and it expresses no opinion as to any matter not expressly opined on herein.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, the Firm is of the opinion that the Profits Units have been authorized by all necessary limited liability company action of the Company and, when issued and sole in accordance with the terms set forth in the Company Agreement, Series Agreement, and Subscription Agreement against payment therefor in the manner contemplated in the Offering Statement and Subscription Agreement, will be legally issued and purchasers of the Profits Units have no obligation to make payments to the Company or any series thereof (other than their purchase price for the Profits Units), or contributions to the Company or any series thereof (other than their purchase price for the Profits Units), solely by reason of their ownership of the Profits Units or their status as profits members of the Company or SCS, and no personal liability for the debts, obligations, and liabilities of the Company or any series thereof, whether arising in contract, tort, or otherwise, solely by reason of being profits members of the Company or SCS.

The Firm hereby consents to the filing of this opinion with the Commission as an exhibit to the Offering Statement. In giving such consent, the Firm does not admit that any member of this Firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Kind regards,

/s/ Joshua Pearce
Joshua Pearce